                                                                    EXHIBIT 6.16

                              THE OIL & GAS ASSET               Seller No.
                                  CLEARINGHOUSE                   Sale No.


                  AGREEMENT FOR SALE OF OIL AND GAS PROPERTIES

         This agreement ("Agreement") entered into by and between THE OIL & GAS ASSET CLEARINGHOUSE, INC. ("The Clearinghouse") whose mailing address is P.O. Box 671787, Houston, Texas 77267-1787 (located at 263 N. Sam Houston Parkway E., Suite 100, Houston, Texas 77060), and McGowen Resources Company, Inc. ("Seller"), whose address is 634 Preston Royal Shopping Center, Suite 205, Dallas, TX 75230, (phone) 214-265-1161, shall fully evidence the terms and conditions by which Seller has committed to sell certain properties through the services furnished by The Clearinghouse.

         In consideration of the covenants and agreements hereinafter contained, Seller hereby grants The Clearinghouse the exclusive right to conduct a sale, by auction or other mutually acceptable means ("Sale"), of the property or properties described on Exhibit "A" attached hereto ("Properties").

1.       DATE AND LOCATION OF SALE:

         The Clearinghouse shall conduct a Sale on September 14, 1999 at the Sheraton North Hotel Houston, TX, or another suitable location in the same locale as determined by The Clearinghouse.

2.       TERM OF AGREEMENT:

         This Agreement shall be effective as of the executed date shown on page 3 and shall continue until the later of the following occurrences:
         (i) until such time as all sums due both Seller and The Clearinghouse have been received to the full satisfaction of both parties, or (ii) ninety (90) days following the above specified Sale date. Notwithstanding anything to the contrary herein, the indemnification provisions of this Agreement shall survive any termination of this Agreement.

3.       SELLER COOPERATION AND CONVEYANCING - SELLER AGREES AS FOLLOWS:

         o to use reasonable efforts to accurately and completely describe the Properties and all working, net revenue, overriding royalty and other interests of Seller therein on Exhibit "A" attached hereto, all property data sheets and on the conveyancing instruments delivered to Buyer at the Sale;

         o to prepare in advance of auction all conveyancing documents for review by prospective bidders;

         o to make available to The Clearinghouse for the benefit of prospective bidders all such documents in Seller's possession as Seller considers pertinent to the Properties and, to the extent obtainable with reasonable effort and expense, to provide any additional information which prospective bidders may reasonably request for the purpose of verifying the accuracy and completeness of the information concerning the Properties;

         o to use reasonable efforts to respond to reasonable questions from prospective bidders concerning the Properties;

         o to cooperate in all reasonable respects with and assist The Clearinghouse, its employees, contractors, subcontractors and affiliates, in the performance of duties pursuant hereto and to prepare and execute all documents and do all things reasonably necessary to carry out Seller's obligations under this Agreement; including, without limitation, to do such further acts or execute such further documents as may reasonably be required to effectuate transfer of title in and to the Properties;

         o to provide such other reasonable assistance as may be necessary to complete the closing of the purchase and sale of the Properties in accordance with the terms and conditions applicable to any Sale pursuant to this Agreement;

         o on or before seven (7) days immediately preceding the scheduled date of the Sale, Seller agrees to prepare and deliver properly executed, recordable conveyancing documents to The Clearinghouse for delivery to the highest qualified bidder ("Buyer"), as determined by The Clearinghouse. Seller's failure, within twenty (20) days following the date of the Sale, to provide: (i) appropriate and recordable conveyancing documents to The Clearinghouse for the closing and recordation, or (ii) evidence to The Clearinghouse that appropriate conveyancing documents have been executed and filed of record, or
            (iii) evidence to The Clearinghouse that properly executed instruments have been executed and provided to the Buyer for recordation, shall constitute cause under the terms of this Agreement to allow The Clearinghouse to refund the full purchase price to Buyer as to any Properties not conveyed;

         o in order to effect a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, Seller reserves the right to assign its rights under this Agreement at any time on or before Sale Day. In the event of such assignment, Seller will notify The Clearinghouse in writing on or before Sale Day. The Clearinghouse will notify prospective Buyers on or before Sale Day and will notify the Buyer on Sale Day. Notwithstanding any such assignment of rights, Seller will directly convey legal title to the property from Seller to Buyer.

         4. SELLER REPRESENTATIONS AND WARRANTIES - SELLER REPRESENTS, WARRANTS AND AGREES AS FOLLOWS:

         o not to sell, assign or otherwise dispose of any Properties during the term of this Agreement without prior written consent from The Clearinghouse; subject to conditions of Exhibit "A" hereto;

         o not to make any representation or warranty whatsoever, either express or implied, with respect to the Properties;

         o that its employees, officers, directors, agents or representatives will not bid on any of the Properties. At no time during the term of this Agreement shall Seller cause a minimum bid price to be made or placed on any of the Properties by any means or by any party or entity;

         o the sale of the Properties will not, to the best of Seller's knowledge: (i) result in any breach or default under any agreement or other instrument to which any of the Properties or Seller is subject, or (ii) violate any applicable court or government order;

         o  Seller has the right and authority to sell the Properties;

         o any liens, mortgages or other like encumbrances affecting the Properties have, to the best of Sellers knowledge, been fully and completely disclosed on the property data sheet(s) prepared for the Properties. Seller agrees to provide The Clearinghouse with documentation of subordination or release, or documentation evidencing that Seller has performed all



                                                          1996 The Clearinghouse
                                                                   Rev. 03/04/99

Agreement for Sale of Oil and Gas Properties                    Seller No.
Page 2                                                            Sale No.

            acts necessary on its part to permit the release or subordination of any such liens, mortgages or encumbrances within ten (10) working days after the date upon which due diligence discloses the existence of same;

         o Seller has not previously acquired the Properties with intent to resell, unless such property was an inseparable part of a package of purchased properties;

         o Seller has not fractionalized its interest in the Properties, but rather is selling all of its interest in same. Seller is representing all its interests in the Properties as available for sale. Notwithstanding the foregoing, however, Seller retains the right to reserve a wellbore working interest, royalty, overriding royalty, or to sever horizontal rights in and to the Properties;

         o Seller has read and is familiar with the terms of Exhibit "C" attached hereto and will offer the Properties for sale in accordance therewith;

         o Unless a specific agreement is made otherwise with the Buyer, all production, revenues, and expenses accruing prior to 7:00 a.m. on the effective date of transfer shall belong to and remain with Seller. All production, revenue and expenses accruing after such time shall be the responsibility of Buyer, including all cost and liabilities associated with well plugging, equipment removal and surface cleanup/restoration;

         o notification by Buyer to Seller, within sixty (60) days of the recordation filing date of the conveyancing documents, that any overproduced gas imbalance attributable to the acquired property as of the effective date of the conveyance is in excess of 120% of that reflected on the property data sheet(s), shall, at the option of Buyer, be cause to void the purchase and sale of the affected property;

         o should Buyer determine and notify Seller, within sixty (60) days of the recordation filing date of the conveyancing documents, that the interest conveyed by the conveyancing documents is less than the interest described for sale, Seller agrees, immediately within thirty (30) days following receipt of written notification thereof accompanied by adequate proof of such claim, to: cure the defect giving rise to such interest discrepancy to Buyer's reasonable satisfaction, or, at Seller's option, to refund to Buyer either: (i) the full purchase price and accept a mutually acceptable, recordable reassignment of the property effective as of the date of the original conveyance, or (ii) a proportionate part of such purchase price as mutually agreed to between Seller and Buyer;

         o to indemnify and hold harmless The Clearinghouse, its auctioneers and affiliates, free and clear from any and all losses, claims, damages, liabilities and actions, joint or several, to which The Clearinghouse, its auctioneers or affiliates may become subject, insofar as such losses, claims, damages, liabilities or actions arise out of or result from Seller's breach of any of its duties, obligations, representations or warranties under the provisions of this Agreement including but not limited to, claims or actions arising due to any: (i) loss or damage to the Properties or property related to the sale of the Properties; (ii) personal injury resulting from the use of or exposure to the Properties; (iii) breach of warranty of any kind whatsoever; (iv) misrepresentation;
            (v) defect in title; and (vi) other liabilities and expenses directly or indirectly arising in connection with this Agreement, including Exhibit "B" attached hereto. Seller shall reimburse The Clearinghouse, its auctioneers and affiliates for any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage, liability or action;

         o under no circumstances shall The Clearinghouse be held liable for any loss or damage suffered by Seller as a result of Buyer's failure to execute, or record or obtain necessary approvals of the conveyancing documents or for any other act or breach by any Buyer or prospective buyer with respect to the Properties.

         The indemnity provisions contained herein shall extend and inure to the benefit of the officers, directors, employees, agents, contractors, subcontractors, heirs, successors and assigns of each indemnified party.

5.       THE CLEARINGHOUSE COMMITS AND AGREES:

         o to notify potential bidders of the Sale, promote attendance of bidders and arrange for a Sale site to accommodate the bidders at a cost in accordance with the promotional budget provided for hereinbelow;

         o to qualify bidders pursuant to a registration form containing the representations shown on Exhibit "B" attached hereto;

         o to sell the Properties according to Exhibit "C", Buyer's Terms and Conditions of Purchase, attached hereto;

         o to indemnify and hold Seller harmless against any losses, claims, damages, liabilities and actions, joint or several, to which Seller and its affiliates may become subject, insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon a breach of any duty, obligation, representation or warranty of The Clearinghouse under the terms or provisions of this Agreement;

         o to make no representations or warranties, express or implied, with respect to the Properties.

6.       AUCTION RECEIPTS AND SETTLEMENT:

         o All checks, wire transfers and other funds paid by Buyers shall be made payable to Compass Bank, as escrow agent. Any interest accruing in such special account shall be payable to The Clearinghouse.

         o In the event that the highest bid for any Property exceeds or equals $1,000,000.00 (One Million and No/ 100 Dollars) or in the event that the highest bid for any Property containing a preferential right exceeds or equals $500,000.00 (Five Hundred Thousand and No/100 Dollars), The Clearinghouse and Seller agree to use the amendatory instrument attached hereto as Exhibit "E". It being understood that the high bidder of any such Lot will be required to execute an instrument in the form of Exhibit "E" at the Sale prior to payment and execution of applicable conveyancing documents. Additionally, The Clearinghouse will not file any applicable conveyancing documents for public record or approval until such time as payment of the purchase price is received in full.

         o Settlement between The Clearinghouse and Seller, as to all funds received by The Clearinghouse, shall take place within twenty (20) banking days following the actual Sale date, except settlement may be withheld as to any Properties with respect to which:

            a. Seller fails to provide The Clearinghouse with appropriate, recordable conveyancing documents, or satisfactory evidence that appropriate conveyancing documents have been filed of record or provided to Buyer for recordation, or

            b. the conveyancing of such sold property has been delayed due to failure to: (i) obtain requisite waivers of preferential rights to purchase, (ii) obtain proof of required notifications, (iii) make application for approval by jurisdictional authorities,
                (iv) obtain releases or subordination of liens and/or mortgages or any legal proceedings.


                                                     (c) 1996 The Clearinghouse
                                                                  Rev. 03/04/99

Agreement for Sale of Oil and Gas Properties                    Seller No.
Page 3                                                            Sale No.

7.       REIMBURSEMENT OF PROMOTIONAL COSTS:

         The Clearinghouse commits and agrees to expend a minimum amount of $39,635 ("Promotional Budget"), being a reimbursable amount for the marketing of the Properties. Such Promotional Budget may include, without limitation, the cost to layout, print, mail and/or distribute sale brochures and auction catalogs to prospective bidders; to file notices of the Sale in industry trade journals, to directly notify operators, rent Sale facilities, furnish refreshments and any additional expenses associated with marketing the Properties. Any promotional costs incurred in excess of the Promotional Budget amount will be at the sole expense of The Clearinghouse.

         Seller agrees to reimburse The Clearinghouse for its proportionate share of the Promotional Budget; such costs to be deducted from the Seller's gross Sale proceeds at the time of the Sale. Seller's proportionate share of such Promotional Budget shall be calculated on the basis of Seller's gross Sale proceeds (before deduction of commissions and any other expenses), divided by the total gross proceeds of all Properties sold at the Sale.

8.       COMMISSION PAID TO THE CLEARINGHOUSE:

         Seller agrees to pay The Clearinghouse a commission in accordance with Exhibit "D" attached hereto calculated on the gross proceeds received by Seller from Properties sold. Such commission shall be payable at the time of the Sale, and The Clearinghouse shall have the right to deduct the amount of such commissions from the Seller's gross Sale proceeds prior to settlement.

9.       REMEDIES FOR BUYER DEFAULT:

         Should Buyer for any reason fail to complete the sale and purchase of any property arranged by The Clearinghouse, The Clearinghouse shall have the right to either:

               a. withhold from settlement with Seller a commission in instances when consideration has been received but Buyer fails or refuses to consummate the transaction by executing conveyancing documents or otherwise, or,

               b. in instances when consideration has not been received from Buyer, eliminate from settlement any such unsold property and transfer the responsibility for reclaiming same to Seller.

          In either event, The Clearinghouse shall have the option, but not the obligation, to reclaim and resell such unsold property at the same or a subsequent Sale.

10.      REMEDIES FOR SELLER DEFAULT:

         Should Seller for any reason breach this Agreement, Seller shall pay The Clearinghouse an amount equal to the Promotional Budget as provided for herein. As to any Properties committed to this Agreement but sold or disposed of outside of the terms hereof, Seller shall pay a commission calculated as set forth hereinabove. Additionally, The Clearinghouse shall be entitled to any other available remedies not to exceed the total value of the Properties, plus reasonable legal fees.

11.      NON-CONFIDENTIALITY:

         Unless specifically identified in writing and clearly marked as "CONFIDENTIAL", all information furnished by Seller to The Clearinghouse, shall not be treated as confidential and may be published and distributed as The Clearinghouse may deem appropriate to properly inform potential bidders of value and liability. Seller hereby specifically grants The Clearinghouse the right to reproduce its logo and/or trademark on Sale promotional materials if required.

12.      ENTIRETY OF AGREEMENT:

         This Agreement, including Exhibits "A", "B", "C", "D" and "E" attached hereto and made a part hereof, contain the entire agreement between The Clearinghouse and Seller, and supersedes any and all other discussions and agreements between the parties. No change to this Agreement shall be binding or enforceable unless an appropriate amendment or addendum is entered into in writing by both parties.

13.      ASSIGNABILITY:

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, The Clearinghouse shall not assign this Agreement in whole or in part without the prior written consent of Seller.

14.      AUTHORITY TO BIND:

         This Agreement is binding only if executed by an authorized representative of Seller and by an officer of The Clearinghouse.

15.      APPLICABLE LAW:

         This Agreement shall be governed by the laws of the State of Texas.

16.      Other specific terms and provisions, if any, are:
                                                          ----------------------

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         Executed this 31st day of August, 1999.

MCGOWEN RESOURCES COMPANY, INC.          THE OIL & GAS ASSET CLEARINGHOUSE, INC.

/s/ JAMES P. MCGOWEN                     /s/ RONALD K. BARNES
------------------------------           ------------------------------
By: James P. McGowen                     By: Ronald K. Barnes
Tite: President                          Title: Vice President-Marketing


                                                     (c) 1996 The Clearinghouse
                                                                  Rev. 03/04/99